EXHIBIT 99.1

LANCE REPORTS FOURTH QUARTER EARNINGS OF 21 CENTS PER SHARE ON 6% REVENUE GROWTH;

BOARD DECLARES REGULAR QUARTERLY DIVIDEND

     CHARLOTTE, NC, JANUARY 27, 2005 — Lance, Inc. (Nasdaq: LNCE) today reported fourth quarter net income of $6.2 million or $0.21 per share, on a diluted basis, on net sales and other operating revenue of $149.4 million for the 13 weeks ended December 25, 2004. In the same period last year, net income was $5.9 million or $0.20 per share, on a diluted basis, on net sales and other operating revenue of $141.0 million.

     For the 52 weeks ended December 25, 2004, net income was $24.9 million or $0.84 per share, on a diluted basis, compared to net income of $18.3 million or $0.63 per share in the same period last year. Net sales and other operating revenue were $600.5 million for the 52 weeks ended December 25, 2004, compared with $562.8 million for the same period last year. As previously reported, full year 2003 results included charges of approximately $0.18 per share for the discontinuation of mini sandwich cracker distribution through the Company’s route sales system and severance costs.

     Net sales and other operating revenue increased $8.4 million, or 6%, in the fourth quarter from the same quarter a year ago. Non-branded product revenue increased $6.8 million, or 12%, on strength in private label product sales and sales to other manufacturers. Branded product revenue increased 2% for the quarter as growth in sandwich crackers and cookies, salty snacks and nuts more than offset declines in cakes, restaurant style crackers, candy and meat snacks.

     During the fourth quarter, gross margin increased $1.8 million compared to the prior year fourth quarter as net gains from volume and mix ($4.8 million) and improved pricing ($0.2 million) more than offset the impact of increased promotional expenses ($1.8 million), lower manufacturing efficiencies ($0.4 million) and other cost increases ($1.0 million). Gross margin as a percent of revenue, however, declined 1.5 points primarily due to a higher proportion of non-branded product revenue.

     Selling, marketing and delivery expenses rose $1.7 million during the fourth quarter due to volume-related increases in distribution expenses and higher fuel costs.

     General and administrative expenses increased $1.5 million from the fourth quarter of 2003 due to higher professional fees and legal expenses. Other income increased $0.3 million in the fourth quarter due to the level of gains and losses on fixed asset disposals.

     The effective tax rate declined to 27.6% in the fourth quarter from 36.3% in last year’s fourth quarter due mainly to an increase in the utilization of tax credits and net operating loss carry-backs.

     “This was a solid finish to 2004,” said Paul A. Stroup III, Chairman, President and Chief Executive Officer. “We made significant progress realigning our route sales system and are on track to complete the realignments by April of 2005. Consumers and retailers continue to respond favorably to our brand building activities and our private label sales outlook remains strong. While fuel and energy costs remain a concern, momentum is building and we are encouraged as we move into 2005.”

     The Company announced that it expects full year 2005 earnings to be in the range of $0.88 to $0.91 per share of common stock.

     The Board of Directors declared a regular quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on February 18, 2005, to stockholders of record at the close of business on February 10, 2005.

     Lance, Inc. has scheduled a conference call discussion with investors at 9:00 a.m. eastern standard time on Friday, January 28, 2005 to discuss fourth quarter financial results. To participate in the call, the dial-in numbers are (800) 789-3681 for U.S. callers and (706) 634-1425 for international callers. The access code is “LANCE.” A continuous replay of the call will be available beginning at 12:00 noon on January 28th and running through February 4th at midnight. The replay telephone number is (800) 642-1687. The international number is (706) 645-9291. The replay access code is 3062737. A web-based replay of the conference call will also be available in the investor relations section of Lance’s web site, www.lance.com, through February 4, 2005.

     Lance, Inc. manufactures and markets snack foods throughout most of the United States and Canada.

     This news release contains statements which may be forward looking within the meaning of applicable securities laws. The statements may include projections regarding future earnings and results which are based upon the Company’s current expectations and assumptions, which are subject to a number of risks and uncertainties. Factors that could cause actual results to differ, including price competition, industry consolidation, raw material costs, food industry factors, effectiveness of sales and marketing activities and interest rate, foreign exchange rate and credit risks, are discussed in the Company’s most recent Form 10-Q filed with the Securities and Exchange Commission.

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the Quarter (13 Weeks) Ended
	December 25, 2004	December 27, 2003
Net sales and other operating revenue	$149,426	$141,022
Cost of sales	80,345	73,707

Gross margin	69,081	67,315

Selling, marketing and delivery	50,581	48,898
General and administrative	8,351	6,824
Provisions for employees’ retirement plans	1,089	1,190
Amortization of intangibles	—	93
Other (income)/expense, net	(145)	158

Earnings before interest and income taxes	9,205	10,152

Interest expense, net	570	884

Earnings before income taxes	8,635	9,268
Income taxes	2,387	3,368

Net income	$6,248	$5,900

Earnings per share:
Basic	$0.21	$0.20
Diluted	$0.21	$0.20
Weighted average shares outstanding:
Basic	29,567,000	29,023,000
Diluted	29,948,000	29,385,000

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per-share amounts)
(unaudited)

	For the 52 Weeks Ended
	December 25, 2004	December 27, 2003
Net sales and other operating revenue	$600,455	$562,781
Cost of sales	324,134	293,466

Gross margin	276,321	269,315

Selling, marketing and delivery	202,668	197,536
General and administrative	30,863	28,068
Provisions for employees’ retirement plans	4,385	4,224
Amortization of intangibles	167	658
Loss on asset impairment	—	6,354
Other (income)/expense, net	(850)	720

Earnings before interest and income taxes	39,088	31,755

Interest expense, net	2,514	3,171

Earnings before income taxes	36,574	28,584
Income taxes	11,719	10,306

Net income	$24,855	$18,278

Earnings per share:
Basic	$0.84	$0.63
Diluted	$0.84	$0.63
Weighted average shares outstanding:
Basic	29,419,000	29,015,000
Diluted	29,732,000	29,207,000

LANCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)
(unaudited)

	December 25, 2004	December 27, 2003
Assets:
Cash and cash equivalents	$41,466	$25,479
Accounts receivable	46,438	41,877
Inventories	23,804	24,269
Prepaid income taxes	454	1,907
Deferred income tax benefit	6,243	9,336
Prepaid expenses and other	3,836	4,520

	122,241	107,388

Property plant and equipment, net	161,716	160,677
Goodwill and other intangibles, net	54,865	53,134
Other	2,918	2,448

	$341,740	$323,647

Liabilities and Equity:
Current portion of long-term debt	$40,650	$5,570
Accounts payable	16,346	12,003
Other current liabilities	44,961	40,487

	101,957	58,060

Long-term debt	—	38,168
Other liabilities	41,068	44,819
Stockholders’ equity	198,715	182,600

	$341,740	$323,647

Common shares outstanding at end of period	29,747,596	29,156,957

LANCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	For the 52 Weeks Ended
	December 25, 2004	December 27, 2003
Operating Activities:
Net income	$24,855	$18,278

Depreciation and amortization	28,641	29,389
Loss on asset impairment	—	6,354
(Gain)/loss on sale of property, net	(812)	43
Imputed interest on deferred notes	97	455
Other, net	527	56
Changes in operating assets and liabilities	7,259	2,822

Net cash flows provided by operating activities	60,567	57,397

Investing Activities:
Purchases of property and equipment	(28,961)	(17,785)
Proceeds from sale of property and equipment	1,591	758

Net cash used in investing activities	(27,370)	(17,027)

Financing Activities:
Dividends paid	(18,869)	(18,643)
Issuance of common stock, net	7,380	233
Repayments of debt	(5,649)	(63)

Net cash used in financing activities	(17,138)	(18,473)

Effect of exchange rate changes on cash	(72)	559

Increase in cash and cash equivalents	15,987	22,456
Cash and cash equivalents at beginning of period	25,479	3,023

Cash and cash equivalents at end of period	$41,466	$25,479